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                       [ARTHUR ANDERSEN LLP LETTERHEAD]

                                                                   EXHIBIT 23(A)

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

Household Finance Corporation:


     As independent public accountants, we hereby consent to the incorporation by reference in this Amendment No. 2 to the registration statement on Form S-3 relating to the offering of up to $3,000,000,000 of Medium Term Notes and Warrants to Purchase Medium Term Notes, to be filed with the Securities and Exchange Commission on or about November 15, 1996, of our report dated January 24, 1996, included in Household Finance Corporation's Form 10-K for the year ended December 31, 1995, and to all references to our Firm included in this Amendment No. 2 to the registration statement.


ARTHUR ANDERSEN LLP

Chicago, Illinois

November 15, 1996